Exhibit 99.1
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                             UNITED-GUARDIAN TO SELL
                           EASTERN CHEMICAL SUBSIDIARY


Hauppauge, NY, September 7, 2007 - United-Guardian, Inc. (AMEX:UG) announced today that it intends to sell its Eastern Chemical Corporation subsidiary, which distributes a broad line of fine organic chemicals. Eastern has been part of United-Guardian for over 35 years, and currently has sales of approximately $1 million a year. It has earned a reputation for excellent customer service and an ability to supply a broad range of chemicals at competitive prices.

Ken Globus, President of United-Guardian, stated, "For the past few years we have been evaluating the performance of Eastern Chemical, and have now concluded that it would be in the best interests of the company and its shareholders to focus all of our efforts on growing the Guardian Laboratories division, which is where all the growth in the company has been for many years now. We are hopeful that we will be able to find the right company that will be able to build on the excellent reputation that Eastern has earned and continue to service its many loyal customers."

     United does not expect the sale to have any significant impact on its earnings.

     United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                 Contact:   Robert S. Rubinger
                                                            Public Relations
                                                            (631) 273-0900


NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.